Form 4
Exhibit 99.2 - Footnote Disclosure

(1) Each share of Series A, Series B and Series D Convertible Preferred Stock automatically converted into approximately
0.2857 shares of Common Stock upon the closing of the Issuer's initial public offering, and each share of Series C Convertible Preferred Stock automatically converted into approximately
0.4024 shares of Common Stock upon the closing of the Issuer's initial public offering.

(2) Represents securities held directly by Windamere, LLC. Voting and investment power over the shares are generally held by Scott Glenn, the managing member of Windamere, LLC; however, investments or dispositions in excess of certain amounts must be approved by the board of directors of Windamere, LLC. Scott Glenn may be deemed to be an indirect beneficial owner of the reported securities. Scott Glenn disclaims any beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. This report shall not be deemed an admission that Scott Glenn is the beneficial owner of such securities for purposes of Section
16 or for any other purpose.

(3) Represents securities held directly by Windamere II, LLC. Voting and investment power over the shares are generally held by Scott Glenn, the managing member of Windamere II, LLC; however, investments or dispositions in excess of certain amounts must be approved by the board of directors of Windamere II, LLC. Scott Glenn may be deemed to be an indirect beneficial owner of the reported securities. Scott Glenn disclaims any beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. This report shall not be deemed an admission that Scott Glenn is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(4) Represents securities held directly by Windamere III, LLC. Voting and investment power over the shares are generally held by Scott Glenn, the managing member of Windamere III, LLC; however, investments or dispositions in excess of certain amounts must be approved by the board of directors of Windamere III, LLC. Scott Glenn may be deemed to be an indirect beneficial owner of the reported securities. Scott Glenn disclaims any beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. This report shall not be deemed an admission that Scott Glenn is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5) Represents securities held directly by Glenn Holdings, L.P. Voting and investment power over the shares are held by Scott Glenn, who may be deemed to be an indirect beneficial owner of the reported securities. Scott Glenn disclaims any beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein. This report shall not be deemed an admission that any of the reporting persons is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.